Berliner Communications Announces
Financial Results for Six Months Ended December 31, 2009

BLUE BELL, P.A., March 31, 2010 —Berliner Communications, Inc. (“Berliner” or the “Company”) (OTC BB: BERL), now doing business as UniTek Global Services, a premier provider of permanently outsourced infrastructure services including engineering, construction management and installation fulfillment services to companies in the wireless and wireline telecommunications, broadband cable and satellite television industries, today announced financial results for the six month period ended December 31, 2009.  As previously announced, on January 27, 2010, Berliner merged with UniTek Holdings, Inc. (“UniTek”) to become UniTek Global Services.  As part of the transaction, the Company changed its fiscal year end from June 30 to December 31, and therefore the Company is reporting financial results for the six month transition period.  These financial results relate to Berliner as a stand-alone company as it existed prior to the merger transaction, and do not include financial results for UniTek or the post-transaction combined company.

We expect to publicly announce UniTek’s financial results for the year ended December 31, 2009, and pro forma financial information for the combined company, on April 12, 2010, and hold a public conference call on April 13, 2010 to discuss these results.

Financial and Business Highlights

•	Closed the merger with UniTek on January 27, 2010 to become UniTek Global Services.
•	Revenue for pre-transaction Berliner for the six months ended December 31, 2009 increased to $42.9 million, versus $27.6 million for same prior period, an increase of 55%.
•	Pro forma revenue for the combined company is $360 million for the year ended December 31, 2009.
•
Pro forma backlog for the combined company is $841 million at December 31, 2009, approximately 41% of which is expected to be completed in fiscal 2010, with Berliner contributing $28.1 million, a 190% increase over its December 31, 2008 backlog.

Company CEO Scott Hisey stated, “In January, we announced the merger of UniTek and Berliner Communications.  The results we are reporting today reflect Berliner’s standalone, pre-merger performance.  We believe the integration of the companies is going extremely well.  We are very pleased that the legacy Berliner operations have demonstrated improved performance, increased backlog and the team continues to win new business.  We are confident that the investments that Berliner made in 2009 to commit to future growth will be beneficial to our combined company in 2010 and beyond.”

Six Months Ended December 31, 2009 Financial Results

Total revenues for Berliner Communications increased 55% to $42.9 million for the six months ended December 31, 2009 from $27.6 million for the six months ended December 31, 2008. This increase was primarily due to securing new customers and growth in existing customer relationships in the infrastructure construction and technical services segment.

Gross profit for the six months ended December 31, 2009 was $11.0 million, or 26% gross profit margin, compared to $9.2 million, or 33% gross profit margin, in the six months ended December 31, 2008. Gross profit margins decreased in part due to a change in our business mix to pre-construction site acquisition work, and an increased investment in personnel and other resources in anticipation of fiscal 2010 growth.

Total operating expenses for the six months ended December 31, 2009 increased 13% to $12.0 million from $10.6 million for the six months ended December 31, 2008. Loss from operations decreased 17% to $1.7 million from $2.0 million in the year-ago period. Net loss allocable to common shareholders increased 348% to $5.5 million, or $(0.21) per basic and fully diluted weighted average shares outstanding (based on 26.5 million weighted average shares outstanding) from $1.2 million or $(0.05) per basic and fully diluted weighted average shares outstanding (based on 26.4 million weighted average shares outstanding) for the six months ended December 31, 2008.

EBITDA* increased from $(1.4) million to $(1.0) million, or a 26% increase, in the six months ended December 31, 2009 compared to the prior year period. A reconciliation of EBITDA to net income (loss) is as follows:

	(Amount in thousands) (Unaudited) Six Months Ended December 31,
	2009	2008
Net Income (loss) allocable to common shareholders	$(5,506)	$(1,228)
Income tax (benefit) expense	3,635	(519)
Other income including (gain) loss on sale of fixed assets	(17)	(361)
Interest, net and amortization of deferred financing fees and accretion of debt discount	221	85
Depreciation and amortization expense	634	628
EBITDA	$(1,033)	$(1,395)

At December 31, 2009, the Company had cash and cash equivalents of approximately $1.5 million and net working capital of approximately $12.5 million. Shareholders’ equity decreased 25% to $16.6 million at December 31, 2009 from $22.0 million at June 30, 2009.

Conference Call:

Management will be hosting a conference call to review the Company’s financial results, including the financial results of UniTek USA, LLC and the pro forma results of UniTek and Berliner as of December 31, 2009 at 8:30 a.m. Eastern Time, Tuesday, April 13, 2010. Interested parties may access the call by calling 877-941-4774 from within the United States, or 480-629-9760 if calling internationally and requesting Conference Call 4280062.  Please dial-in approximately five minutes prior to the start of the call. A replay will be available through April 27, 2010 and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int'l), passcode 4280062.

This call is being web cast by ViaVid Broadcasting and can be accessed at www.unitekgs.com or at ViaVid's website at http://www.viavid.net or by going to the following link http://viavid.net/dce.aspx?sid=00007306.  The web cast can be accessed until April 27, 2010. To access the web cast, you will need to have the Windows Media Player on your desktop.  For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download.

About UniTek Global Services

UniTek Global Services is a premier provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 100 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 5,000 deployed throughout over 110 locations in the United States and Canada.  For more information about us, please visit  www.unitekgs.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified, including, but not limited to the percentage of our backlog that we expect to be completed in fiscal 2010, stock price, trading volume, top and bottom-line growth and liquidity, do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise. As a result of the merger with UniTek on January 27, 2010, the Company’s results for the six-month period ended December 31, 2009 are not indicative of the results to be expected for any future periods.

*Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by Berliner’s management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact Info:

Ronald J. Lejman Chief Financial Officer UniTek Global Services, Inc, 1777 Sentry Parkway West Suite 302 Blue Bell, PA 19422 Office: 267.464.1703 email: rlejman@unitekgs.com	Nicholas Day General Counsel Unitek Global Services, Inc. 1777 Sentry Parkway West Suite 302 Blue Bell, PA 19422 Office: (267) 464-1799 email: nday@unitekgs.com tables follow

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	June 30,
	2009	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,518	$1,390
Accounts receivable, net of allowance for doubtful accounts
of $522 and $200 at December 31, 2009 and June 30, 2009, respectively	26,573	20,116
Income tax receivable	2,251	2,659
Inventories	999	1,005
Deferred tax assets - current	-	429
Prepaid expenses and other current assets	670	891
	32,011	26,490
Property and equipment, net	2,064	2,239
Amortizable intangible assets, net	353	479
Goodwill	2,284	2,284
Deferred tax assets - long-term	-	2,789
Other assets	283	276
Total assets	$36,995	$34,557

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$8,586	$4,644
Accrued liabilities	4,905	3,685
Line of credit	5,518	2,967
Current portion of long-term debt	333	777
Current portion of capital lease obligations	206	118
	19,548	12,191
Long-term debt, net of current portion	4	18
Long-term capital lease obligations, net of current portion	234	194
Deferred tax liabilities	146	-
Other long-term liabilities	484	105
Total liabilities	20,416	12,508

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	25,815	25,766
Accumulated deficit	(9,237)	(3,718)
Total stockholders' equity	16,579	22,049
Total liabilities and stockholders' equity	$36,995	$34,557

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Six Months Ended		Years ended
	December 31,		June 30,
	2009	2008	2009	2008
		(Unaudited)
Revenue	$42,885	$27,621	$54,491	$128,372
Costs of revenue	31,910	18,373	38,786	83,452
Gross profit	10,975	9,248	15,705	44,920
Selling, general and administrative expenses	12,008	10,643	20,473	25,703
Depreciation and amortization	634	628	1,285	1,190
(Gain) loss on sale of fixed assets	5	(5)	(8)	(11)
Income (loss) from operations	(1,672)	(2,018)	(6,045)	18,038

Other (income) expense
Interest expense	198	107	208	1,359
Amortization of deferred financing fees and
accretion of debt discount	30	30	60	2,031
Interest income	(7)	(52)	(59)	(71)
Other income	(22)	(356)	(373)	(162)
Income (loss) before income taxes	(1,871)	(1,747)	(5,881)	14,881
Income tax (benefit) expense	3,635	(519)	(2,457)	6,427
Net income (loss) allocable to common shareholders	$(5,506)	$(1,228)	$(3,424)	$8,454

Net income (loss) per share:
Basic	$(0.21)	$(0.05)	$(0.13)	$0.47
Diluted	$(0.21)	$(0.05)	$(0.13)	$0.31

Weighted average number of shares outstanding:
Basic	26,516	26,365	26,439	17,918
Diluted	26,516	26,365	26,439	27,166